EXHIBIT 99.3

RespondQ Full Service Chat Exceeds 81,000 in Home Services Sales Orders in 2011 for Home Services Giant, Saveology

Up 50% versus 2010

DEERFIELD BEACH, Fla. March 2, 2012 --iTrackr Systems, Inc. (OTCBB: IRYS) (“iTrackr” or the “Company”), an e-commerce and social media software and services company, and daily deal startup and performance based media outlet, Saveology, which features national, regional, and local daily deals in 42 markets, today announced that RespondQ, the Company’s wholly owned subsidiary and chat technology and services provider for Saveology, exceeded 81,000 in actual home service sales orders in 2011 for the leading home services retailer, up roughly 50% as compared to 2010.

Benny Aboud, CEO of Saveology, stated, “RespondQ’s unparalleled ability to provide chat technology coupled with trained sales professionals on the other end of the chat box makes them truly a valuable asset to any online retailer looking to boost sales and reduce overhead. The home services sales order growth that they have achieved throughout our engagement is quite impressive, and we look forward to seeing them hit more milestones in the time ahead.”

Jeremy Brooks, President of iTrackr Systems, Inc. and RespondQ, commented, “We are extremely pleased with Saveology’s year-over-year uptick in sales order growth stemming from our RespondQ Full Service and Pay for Performance model, specifically catered to their home services retailer business and customer needs. Growth like this displays not only the monetary benefits of our services to our corporate customers, but also it showcases the burgeoning sector of consumers engaging in online sales with live sales professionals via chat technology, a trend that I believe will continue to grow.”

ABOUT ITRACKR SYSTEMS, INC.:

iTrackr Systems, Inc. is an e-commerce and social media software and services company. The company built and now operates iTrackr.com, a direct deals platform containing over a million business profiles, designed to enable consumers and their local merchants the ability and independence to negotiate discounts directly when they want and how they want. In addition, through its wholly owned subsidiary, RespondQ, the company provides cutting edge chat technology via licensing and is the first in its class to also offer a Full Service and Pay for Performance model to qualifying site owners. The Company was founded in 2006 and is headquartered in Deerfield Beach, Florida. For more information, please visit: http://www.itrackrsystems.com/

Forward Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct.

Contacts

iTrackr Systems Inc. / RespondQ
Jeremy Brooks, President, 888-505-9796
info@itrackrsystems.com

Financial Insights
Thad Morris, 877-723-5542